Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (file numbers 333-120566, 333-110647, 333-1110648 and 333-111156) of our report dated May 12, 2005 (except for Notes 40 and 41, as to which date is May 23, 2005), relating to the consolidated financial statements of Rinker Group Limited, and management’s report on the effectiveness of internal control over financial reporting, each appearing in the Annual Report on Form 20-F of Rinker Group Limited for the fiscal year ended March 31, 2005.

/s/ DELOITTE TOUCHE TOHMATSU

Deloitte Touche Tohmatsu
Chartered Accountants

Sydney, Australia

May 23, 2005